Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Little West Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value $0.001 per share	(1)	457(o)	4,312,500	$6.00	$25,875,000.00	0.0001381	$3,573.34

Total Offering Amounts:							$25,875,000.00		3,573.34
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,573.34

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Offering Note(s)

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Includes (a) 3,750,000 Common Shares to be offered by us pursuant to this offering; and (b) 562,500 Common Shares that the underwriters have the option to purchase to cover over-allotments, if any.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, we are also registering an indeterminate number of shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, or similar transactions.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.